ADDITION OF THE
                           LKCM AQUINAS SMALL CAP FUND
                             LKCM AQUINAS VALUE FUND
                            LKCM AQUINAS GROWTH FUND
                         LKCM AQUINAS FIXED INCOME FUND
                                     TO THE
                       ADMINISTRATION SERVICING AGREEMENT
                                     Between
                                   LKCM FUNDS
                                       And
                         U.S. BANCORP FUND SERVICES, LLC
                       Which is dated as of July 10, 1997


WHEREAS, the above parties have entered into an Administration Servicing Agreement (the "Agreement") whereby U.S. Bancorp Fund Services, LLC ("USBFS") has agreed to provide administration services to LKCM Funds (the "Trust"); and

WHEREAS, the parties would like to add the LKCM Aquinas Small Cap Fund, the LKCM Aquinas Value Fund, the LKCM Aquinas Growth Fund and the LKCM Aquinas Fixed Income Fund, collectively the Funds, to the Agreement;

NOW THEREFORE, the Trust and USBFS agree to add the Funds to the agreement and compensation for the addition of the Funds will be determined annually based on the net assets with Funds as follows:

                  8 basis points on the first $200 million
                  7 basis points on the next $300 million
                  5 basis points on the balance

Subject to an annual minimum fee of $20,000 for the LKCM Aquinas Small Cap Fund and $25,000 for the LKCM Aquinas Value Fund, the LKCM Aquinas Growth Fund and the LKCM Aquinas Fixed Income Fund.

For multiple classes, the minimum fee increases as follows:

                  $7,500 per class for LKCM Aquinas Small Cap Fund $10,000 per class for other LKCM Aquinas Funds

Dated this __ day of July, 2005

LKCM FUNDS                                    U.S. BANCORP FUND SERVICES, LLC

BY:                                           By:
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